Exhibit 21.1

SUBSIDIARIES OF LINE CORPORATION

Name	Jurisdiction of Incorporation or Formation
LINE Biz Plus Corporation	Korea
LINE BIZ+ PTE. LTD.	Singapore
LINE Biz+ Taiwan Limited	Taiwan
LINE Book Distribution Corporation	Japan
LINE Business Partners Corporation	Japan
LINE C&I Corporation	Korea
LINE Company (Thailand) Limited	Thailand
LINE Digital Technologies India Private Limited	India
LINE Digital Technology (Shanghai) Limited	China
LINE Euro-Americas Corporation	USA
LINE Friends Corporation	Korea
LINE Fukuoka Corporation	Japan
LINE GAME Global Gateway, L.P.	Japan
LINE Life Global Gateway, L.P.	Japan
LINE Pay Corporation	Japan
LINE PLAY Corporation	Korea
LINE Plus Corporation	Korea
LINE Taiwan Limited	Taiwan
LINE Ventures Corporation	Japan
LINE Vietnam Co., Ltd.	Vietnam
LMN Corporation	Japan
MixRadio Limited	United Kingdom
M.T. Burn Corporation	Japan
NAVER Co., Ltd.	Japan
PT. LINE PLUS INDONESIA	Indonesia
WebPay Holdings, Inc.	Japan
WebPay, Inc.	Japan